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PETSMART, INC. ANNOUNCES COMPLETION OF PRIVATE PLACEMENT OF
CONVERTIBLE SUBORDINATED NOTES

NOVEMBER 7, 1997 1:00 PM EST

PHOENIX, Nov. 7/PRNewswire/--PETsMART, Inc. announced today that it has completed a private placement of $175 million of Convertible Subordinated Notes to qualified institutional investors.

The Notes bear interest at a rate of 6-3/4% per annum, are convertible into shares of the Company's common stock at any time prior to maturity at a conversion price of $8.75 per share, subject to adjustment under certain conditions, and have a seven-year term. The Notes may be redeemed, in whole or in part, by the Company at any time after November 1, 2000.

The securities will not be registered under the United States Securities Act of 1933, as amended, or applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws or available exemptions from the registration requirements.

PETsMART, Inc. is a leading operator in North America and the United Kingdom of superstores specializing in pet food, supplies and services. At November 2, 1997, PETsMART operated 381 superstores in North America and 77 superstores in the United Kingdom. The Company's common stock trades on the Nasdaq Stock Market under the symbol PETM.